KIRKLAND’S REPORTS THIRD QUARTER 2013 CONFERENCE CALL

Moderator: Robert Alderson, CEO
November 21, 2013
10:00 am CT

Operator:	Ladies and Gentlemen, thank you for standing by and welcome to the Kirkland’s Incorporated Third Quarter 2013 conference call.

During the presentation all participants will be in a
listen-only mode. Afterwards we will conduct a question and
answer session. At that time if you have a question please
push the 1 followed by the 4 on your telephone. If at any
time during the presentation you need to reach an operator
please push star 0. As a reminder this call is being
recorded Thursday November the 21, 2013.

I would now like to turn the conference over to Mr. Tripp Sullivan of corporate communications. Please go ahead, sir.
Tripp Sullivan:
Good morning and welcome to this Kirkland’s Incorporated
conference call to review the company’s results for the
third quarter of Fiscal 2013. On the call this morning are
Robert Alderson, President and Chief Executive Officer and
Mike Madden, Senior Vice President and Chief Financial
Officer.

The results as well as notice of the accessibility of this
conference call on a listen-only basis over the internet
were released earlier this morning. And the press release
has been covered by the financial media.

Except for historical information discussed during this
conference call the statements made by company management
are forward-looking and made pursuant to the Safe Harbor
provisions of the Private Securities Litigation Reform Act
of 1995. Forward-looking statements involve known and
unknown risk and uncertainties which may cause Kirkland’s
actual results in future periods to differ materially from
forecasted results. Those risks and uncertainties are more
fully described in Kirkland’s filings with the Securities
and Exchange Commission included in the company’s annual
report on form 10-K on April 18, 2013.

With that said, I’ll turn the call over to Mike for review of the financial results. Mike?
Mike Madden:
Thank you, Tripp, and good morning, everybody. Our third
quarter results featured a return to positive comparable
store sales and another strong year-over-year increase in
our merchandise margin leading to a better than expected
earnings performance.

For the third quarter net sales were 106.1 million, a 9.8%
increase versus the prior-year quarter. Comparable store
sales including ecommerce sales increased 4.9%. Comparable
brick and mortar sales were up 3.7%. And ecommerce sales
were 5.1 million for the quarter, a 34% increase over the
prior-year quarter.

As a reminder, each quarter during Fiscal ’13 starts one
week later than the same quarter of Fiscal ’12 due to the
retail calendar for Fiscal ’12 having 53 weeks versus the
typical 52 weeks. For the third quarter this shift had a
positive impact on the reported comparable store sales
results by approximately 50 basis points.

The 3.7% comp sales increase in our brick and mortar stores
was driven by an increase in the average ticket combined
with a slight increase in transactions. The average ticket
was up 3%, driven by an increase in the average retail price per item, offset slightly by a small decline in items per
transaction. The year-over-year transaction count was up
nearly 1%, reflecting an increase in the conversion rate
that almost overcame a 3% decline in traffic.

From a geographic standpoint sales results were fairly consistent across the country with particular strength in the state of Florida where we have 31 stores.
Strong performance from our fall seasonal assortment along with good early results from our holiday seasonal product helped to drive the overall sales increase from a merchandising standpoint.

Other significant merchandise categories showing strong
positive comp performance were mirrors, wall décor, textiles and housewares. These increases were partially offset
primarily by declines in art, frames and floral.

We opened nine stores and closed three stores during the
quarter, bringing us to 323 stores at quarter’s end. Two
hundred and eighty nine of the stores or 89% were in
off-mall venues and 34 stores or 11% were enclose — were
located in enclosed malls.

At the end of the quarter we had 2.39 million square feet under lease. That’s an 8% increase from the prior year. The average store size was up 3% at 7393 square feet.

Gross profit margin for the third quarter increased 357
basis points to 38.8% of sales from 35.2% in the prior year.
This increase was primarily due to a large improvement in
our merchandise margin which increased 310 basis points to
55.2% from 52.1% in the prior-year quarter.

The increase was primarily due to a year-over-year reduction in markdowns and promotional activity. Additionally and as
expected inbound freight costs were lower than the
prior-year quarter, accounting for approximately 30 basis
points of the 310-basis-point improvement.

Occupancy cost decreased 65 basis points as a percentage of
sales versus the prior-year quarter, reflecting leverage
from the increase in comparable store sales. Outbound
freight costs were up 29 basis points as a percentage of
sales, primarily due to an increase in shipping costs for
ecommerce. And central distribution costs were down 12 basis points as a percentage of sales due to leverage from the
sales increase.

Operating expenses for the quarter were 35.4 million or
33.3% of sales as compared to 31.6 million or 32.7% of sales for the prior-year quarter. The increase in operating
expenses as a percentage of sales is related to two items
that we’ve mentioned in our previous calls.

First, marketing expenses increased approximately 1 million
versus the prior-year quarter as we continue to invest and
expand our branding activities. We are advertising in ten
media markets this fall. And that’s up from seven test
markets earlier in the year.

And the early results have been encouraging. We are seeing
increases in sales and traffic in these markets when
compared to the rest of the chain and are thus far driving
margin dollars that are incremental to the cost of the
marketing activities.

Secondly incentive bonus accrual increased approximately
700,000 versus the prior-year quarter. In the prior year
there was no accrual for incentive bonuses due to company’s
operating performance while the current year is thus far
tracking closely to internal plans.

The remaining operating expenses decreased as a percentage of sales by approximately 90 basis points versus the prior-year quarter, reflecting the impact of the sales increase.

Depreciation and amortization was 4 million versus 3.1
million in the prior-year quarter, increasing 60 basis
points as a percentage of sales and reflecting the increase
in capital expenditures in recent fiscal years and the
implementation of major technology upgrades during Fiscal
2012.

Operating income was 1.7 million or 1.6% of sales for the third quarter as compared to an operating loss of 0.7 million or 0.8% of sales in the prior-year quarter.
Income tax expense was 674,000 or 40% of pre-tax income versus a benefit of 349,000 or 45.6% of pre-tax loss recorded in the prior-year quarter.
Net income for the quarter was 1 million or 6 cents per share as compared to a net loss of 416,000 or 2 cents per share in the prior-year quarter.

Turning to the balance sheet and the cash flow statement at
the end of the quarter we had $54.6 million in cash on hand
as compared to 67.8 million at the end of Fiscal 2012 and
34.3 million in the prior-year quarter. The increase in cash reflects the improvement in our operating performance along
with the reduction in capital expenditures this year.

Inventories were 68.8 million as compared to 64.2 million in the prior year. This reflects an increase in total inventory of 7% and an increase of 2% on a per-store basis. The
increase in total inventory reflects the year-over-year
increase in store count as well as the increase in the
average store size. On a per-square-foot basis inventory
levels were down slightly from the prior year.

Accounts payable decreased to 24.8 million from 27.8 million in the prior-year quarter due to the timing of our inventory receipt flow and the one-week shift in the calendar. At
quarter’s end we had no long-term debt and no borrowings are outstanding under our revolving line of credit.

For the first three quarters of the year cash used in operations was 1.1 million versus 7.4 million in the prior year period reflecting the improvement in our operating performance.

Capital expenditures were 13.1 million. And that’s down from
25 million in the prior-year period and reflective of a
lighter store opening schedule and a reduction in major
capital-intensive technology projects.

Now moving to the guidance and before actually going through it I’d like to point out a couple of things that will have
an impact on the fourth quarter comparisons, both of which
were already factored into our full-year guidance.

First, as mentioned earlier, there was a shift in the retail calendar this year. And as a result of this shift the fourth quarter of last year contained 14 weeks while the fourth
quarter of this year contains 13 weeks. The extra week in
last year’s calendar represents sales of approximately 7.5
million and estimated earnings of approximately 2 cents per
share.

Secondly for comparative purposes it should be noted that in the prior year we recorded a 3-cent benefit resulting from a positive change in the actuarial estimates of our general
liability and worker’s compensation self-insurance reserves.

For the fourth quarter ending February 1, 2014 we expect to
open eight stores and close seven stores. Three of the
openings will occur in November, two of which have already
opened, with the remaining six scheduled for late January.
One of the closings has already occurred and the remaining
five closings will occur after the holiday season.

As a result for the full year Fiscal ’13 we will have 24 new stores and 23 closings. This activity will result in square
footage growth of 3% for the year due to the average size of the openings being greater than that of the closings.

We expect total sales to be in the range of 159 to 162
million, reflecting a comparable store sales increase of 2%
to 4% based on a 13-week to 13-week comparison compared with sales of 162.9 million and a comparable store sales decrease of 2.6 in the prior-year quarter. This will result in total
sales for Fiscal 2013 ranging between 464 and 467 million
and imply a full-year comparable store sales increase of 1%
to 2% on a 52-week to 52-week comparison.

Early in the fourth quarter the positive comp sales trends
have continued. Year-over-year increases in the average
ticket and of the conversion rate combined with sequentially improving traffic trends have driven the sales results thus
far in the quarter.

Merchandise margin trends have continued to show strength
and are expected to gain on the prior year during the fourth quarter as a result of an improved seasonal mix -
merchandise mix, controlled promotional activity and
positive inbound freight cost comparisons.

Operating expenses are expected to increase on a dollar
basis despite the extra week in last year’s calendar,
reflecting an increase in marketing expenses associated with our branding initiatives, an increase in the incentive
accruals due to improved performance and the prior-year
positive insurance adjustment which equated to approximately
$1 million.

With an effective tax rate assumption for the quarter
between 38% and 38-1/2% we would expect to report earnings
of 77 to 82 cents per share for the quarter as compared to
82 cents in the prior year. This brings full year guidance
to 90 cents to 95 cents per share which is an increase from
the previous guidance of 80 to 90 cents per share.

Given the extensive technology investments we made in the
last few years and a comparative reduction in new store
activity capital expenditures are currently anticipated to
range between 18 and 19 million for Fiscal 2013 before
landlord construction allowances for new stores.

We currently estimate that approximately 11 million of the
capital expenditures will relate to new store construction.
Five million will relate to information technology with the
balance of our capital expenditures relating to distribution center improvements and major store maintenance.

Given these levels of operating performance and capital expenditures we expect the — to end the year with cash balances in the range of 86 to 89 million.
Thanks. And I’ll now turn it over to Robert.
Robert Alderson:	Thanks, Mike. We had a great quarter. Our merchandising momentum and store execution continues to drive strong and better-than-expected results.

The strong 4.9% comparable sales increase was driven by low
to mid-single-digit increases in conversion, average ticket
and item retail which led to a small 1% gain in
transactions. Importantly traffic improved sequentially to a
3% deficit to the prior-year quarter after running down mid
to high single digits for the first half of 2013. The
traffic trend improved as the third quarter progressed and
has continued into the early portion of the fourth quarter.

The good news in product margin gains continued and helped
drive our outperform earnings results for the subject
quarter. Comparable quarterly product gross margin improved
significantly and contributed to our year-to-date product
gross margin gain of 210 basis points. We do expect such
trends to continue in the fourth quarter albeit at a
possibly slower rate of year-over-year increase as most
industry commentaries suggest a highly promotional retail
environment in the fourth quarter.

Better information provided to merchants and planners from
our first-stage merchandising system upgrade helped us
continue to generate a merchandise offering that is
resonating well with our customers. Inventory levels
continue in line despite a diminished markdown rate and a
more focused and less reactive promotional schedule.

As we enter the high-sales period of the fourth quarter our promotional buys should provide strong traffic and sales incentives and contribute to what we expect to be an improved Q4 performance.

We don’t anticipate major changes in the macroeconomic
environment although some recent reports of improved
consumer confidence polling are cautiously hardening but
understood to be temporal. Collateral effects of the
Obamacare rollout on consumer confidence and attitude toward the holiday season are yet to be determined. If
circumstances dictate we will have the margin room to be
promotionally reactive to adverse changes for whatever
reason in the external environment.

Our expanded media marketing test will continue through the
fourth quarter with significant graduated changes in process and media spend first appearing in the first half of next
year. We will be building that media spend very gradually as test results are verified by performance.

Such increased marketing efforts and the natural build of traffic we expect to continue. From customer reaction to the merchandise mix should help sustain the recent improving trends in traffic.

The Q3 and partial Q4 results have featured very strong
performance from our Halloween harvest and Christmas
seasonal product, both highly important to reaching our
sales and profit gross margin goals for the second half of
the year. Halloween harvest is effectively gone from the
stores and finished the season nicely above plan in both
sales and margin.

As previously reported we adjusted our mix this year based
on prior-year trends to reduce Halloween and increase the
buy for harvest which reduced an on-time sell-through with
fewer markdowns and contributed nicely to the final result.

Our early sales and margin results from Christmas seasonal
product are encouraging. But we are pre-Black-Friday and
have a ways to go before conclusion of the season. Our
previously described plan to deliver Christmas items to the
store in multiple ways and at the store received slightly
earlier than the prior year seems to be productive.

Again we have a strong promotional plan to the seasonal
shopper in place. But based on early season results expect a full and on-time sell-through at a lower markdown rate for
this merchandise throughout the season.

We brought this segment of the mix slightly down to last year but with an increased initial markup. We will report more specifically on seasonal product performance on the next quarterly call.

While seasonal product was certainly helpful to our Q3
results major product categories must and did perform well
in order to produce a mid-single-digit comp for the quarter.
We experienced comparable gains to the prior-year quarter in all three of the major divisions of the business. That is
wall décor, home décor and seasonal.

Mike mentioned the categories that exhibited strong
performance during the quarter previously in his detailed
remarks. And it’s worthy to add a very important category so furniture and decorative accessories continue to show nice
progress toward positive comp sales after months of focus
and rehabilitative work from our merchandising team.

The base Oracle information system and core product strategy are clearly contributing to consistent performance gains. At the same time we’re progressing on our second-phase
installation of Oracle planning and allocation as we
reported last quarter. We will report more substantively on
that rollout on the next call.

Also as discussed last quarter our CRM loyalty program
rolled out to all stores in the third quarter and our
in-store signup process is well underway. While it will
likely take several quarters to realize appreciable sales
benefits from more highly directed marketing to individuals
the acceptance indicated by the steady and above-plan
customer signup has been gratifying.

The ecommerce business continues to show momentum and gains
versus the prior-year period. Our newly designed website is
more customer-friendly and has been well-received and
contributive to web store performance metrics.

Needless to say we will continue to aggressively address
opportunities on multiple fronts presented by this channel.
Our strong 34% comparable sales result and nearly 5% of
total quarterly sales represent gains to plan. Increased
conversion experience in the prior quarter continued in Q3.
As we said, constant change and scope of offering and
improvement in process are the centerpieces of our ecommerce efforts.

As we suggested on our last call our focus is not on
external factors largely out of our effective control that
affect business. We continue to drive the rebuilding and
recalibration of our company to prepare it for long-term and consistent results in a highly competent sector.

Information merchandising system implementations continue.
And we will have more to say specifically about 2014 and the stores and backroom in our next call as final project plans
evolve and commence implementation.

Marketing enhancements for both stores and ecommerce will
continue and implement more fully in the first half of next
year both online and in traditional media. We will continue
to accelerate the ecommerce business in 2014.

Not unexpectedly our real estate plan for 2014 will also be
more aggressive given the positive trends in our merchandise and unit profitability. We feel it’s an opportune time to be on a more aggressive, extended real estate ramp.

We expect at this time to reach at least 10% square footage
growth in 2014. Preliminarily this would imply 45 to 50 new
openings and 15 to 20 closings. But we will provide a more
refined schedule on our March call.

Next year should begin a period of fewer closings as we have reached a point of diminishing return for closing older mall locations where a viable off-mall alternative has not yet
presented. In fact we have begun to extend the leases for
some of these mall stores as we recognize that such
locations will represent the best retail opportunity for
Kirkland’s for the foreseeable future.

Areas of growth opportunity have been discussed previously
but the West Coast, Northeast, Mid-Atlantic and Upper
Midwest are areas where we have a presence but insufficient
market penetration and density. We intend to address those
areas with a greater effort.

We also have a tested, viable small mark — smaller market
store location opportunity that can be layered into our plan in 2014 and beyond that is profitable and really feasible
due to the flexibility of the Kirkland’s store space needs
and its attraction to the large, middle-income customer base in such markets.

We do expect increased openings to be accretive to earnings in ensuing fiscal years. We will address more specifics of our real estate effort over the next several communications to investors.

We’ve been engrossed in a three-year period of intense and
reformative foundational work designed to totally recast and reposition the key elements of our company including the
balance sheet, the store base, systems, marketing and to add a second and complementary online channel. We see progress
and it’s now beginning to be reflected in our results and
outlook.

We’ve remained cautious about the short and mid-term outlook for consumer metrics. But we also remain very positive about the progress and prospect for Kirkland’s.
The heavy lifting is by no means over. But the plan is well understood and well underway.

We believe we’re at the right moment with our balance sheet
and earnings momentum to invest even more strongly but
prudently in our business. We look forward to reporting to
you again on those efforts in a few months.

We wish everyone a wonderful holiday season and again remind you that we sincerely appreciate your time and interest in Kirkland’s.

It’s unclear at this moment if this is the last or merely
the close to the last time I will report to you as CEO of
Kirkland’s. I would remind that the timing of the leadership transition is not important, only the result as I’m
committed to and intend to be totally and actively engaged
until the handoff is fully and satisfactorily implemented.

I again express my appreciation to each of you for your interest and support of Kirkland’s. Operator, we’re ready to take calls.
Operator:	Thank you. Ladies and Gentlemen, to register for a question please push the 1 followed by the 4 on your telephone. You’ll hear a three-tone prompt to acknowledge your request.

If your question has been answered and you’d like to
withdraw your registration please push the 1 followed by the
3. And if you’re using a speakerphone please lift your
handset before entering your request.

Our first question comes from the line of Mr. Brad Thomas with KeyBanc Capital Markets. Please go ahead, sir.
(Jason):	Hey guys. This is actually (Jason) standing in for Brad.
Man:	Hey (Jason).

(Jason): Congratulations on the great quarter. And Robert, if this is your last call it’s been nice working with you.

Robert Alderson: Thanks, man, you too.

(Jason): First we just wanted to touch on, you know, your new advertising. I think you said it’s in ten markets. I was wondering if you can give any more detail around, you know, what some of the performance, you know, deltas between the markets with that advertising and then how much that may have contributed to your comps?

Mike Madden:	Yeah. We’re in ten markets. That covers about 60 stores. So it’s still a pretty small component of the chain.

I think we’re focused on, you know, what’s going on in those individual markets, the media we’re using in those individual markets which is a combination of cable and print. So we are, I guess, early on in this. And we’ve got a gradual approach to how we roll it out to the full chain.

But I think what we’re saying at this moment is we’re seeing enough of a sales lift to generate incremental margin dollars on top of the cost. And we believe and understand that as you get into this it takes some time to mature. So we’ll be monitoring as we stay in some of these markets for an extended period of time how much of an additional ramp-up we get.

But I’m not ready to start quantifying the impact on the comps because it’s still such a small slice of the chain. And we’ll keep, you know, reporting on this as we go forward.

(Jason): Okay. And have you meant — have you talked about anything on, you know, what you expect for advertising spending in ’14? I know you said it was up a million dollars this quarter.

Mike Madden:	Yeah. We said it was up a million dollars this quarter. I think embedded in what we said related to Q4 would be a similar type of increase.
We have not yet spoke about Q4 or 2014 other than to say we will continue to monitor the success of what we’re doing today and have a plan to gradually push it out to other markets in the chain.
(Jason):	Okay.
Robert Alderson:
(Jason), I think it’s clearly a crawl, walk, run plan. And I don’t think we’re — we’ll deviate from that unless we see
some out-of-bounds results which I really don’t expect. I
think it will be incremental.

(Jason): Okay. And then on ecommerce, you know, it was about 5% of sales this quarter. I mean do you guys have kind of a target on where you think that could be, you know, next year, three years, five years out, what kind of mix you expect?

Mike Madden:	We have internally talked about a 10% goal over a period of a few years. And we have — I think are tracking along toward that.

It’s becoming, as a lot of other retailers are saying, becoming increasingly difficult to carve it out that way because there are so many touch points and the multichannel nature of the
company and where we’re headed. That’s going to become even more cloudy as we go forward.

It’s all good. But it’s hard to break it out in terms of percent of the business. We’ll continue to do so as long as it’s relevant.

(Jason): And then have you seen any, you know, differences in basket size, frequency or any sort of — I know you talked about more multichannel — any of the halo or maybe, you know, markets where you are good in ecommerce? Does that spill over into stores or any more details around that?

Mike Madden:
Right now the reach in ecommerce is mainly within our footprint.
But you can see some good activity in markets like in the
Pacific Northwest and New York City and other major metro areas where we are starting to attract some customers I think as a result of our digital marketing that we’re doing.

Our basket size is increasing as we’ve increased the SKU
selection on the site. And that’s a key metric that we look at.
The average order value is actually over a hundred dollars an order so bigger-ticket purchases online.

(Jason): And then how does that compare in terms of like magnitude to a basket in-store?

Mike Madden:	Basket in-store is kind of, depending on the season, between $35 and $40.
(Jason):	Wow. It’s a big jump.
All right. We will let somebody else take it. Thanks a lot.
Robert Alderson:	Thank you.
Operator:	Thank you. Our next question comes from the line of David Magee with SunTrust Robinson Humphrey. Please go ahead.
David Magee:	Thank you and good morning, guys. Congrats on the great quarter. And Robert, I hope we have at least one more quarter out of you next year.
Robert Alderson:	Thanks, David. We appreciate the kind words.
David Magee:	The — you mentioned that the promotional environment, I guess the sort of progression as you would expect right now. Is that — did I hear that correctly from the.
Robert Alderson:	Yeah. I think, you know, so far we’ve seen good results. We’re still pre-Black-Friday. And I think the season has yet to unfold.

But there’s been a bit of commentary from the whole — from the general retail sector indicating an expectation of great promotion. We’ve seen a little bit of it but not enough yet to say hey that’s clearly a big trend.

I think the JCPenney factor is somewhat of an unknown. And there’ll be some high — there’ll be some great promotions online. There’s no question about that. But so far our business seems to indicate that we’re holding well to plan.

David Magee:
The conversion rate right now and the transaction size, how close are those metrics to their historical high in the past? Do we have more upside there next year or does next year does traffic become the primary comp driver?

Robert Alderson:
Well I think obviously traffic will continue to be a focus because we want to see that return to sequentially positive results. And we think there’s upside there. And I believe there’s upside on the conversion and the other metrics.

I think our average unit retail has done rather nicely and our average ticket’s done rather nicely. And you have to be a little bit careful about what you wish for on items per transaction depending on what you’re trying to do at the time. But I think there’s upside across the board.

David Magee:	Thank you. And lastly do you have the ability to sell the items on the website directly from the store inventory?
Mike Madden:	Not yet, David. But that is a — that’s an initiative that we are in the midst of.
David Magee:	Is that likely.
Mike Madden:	What we did.
David Magee:	(Unintelligible).
Mike Madden:
For 2014 what we are doing now that is an improvement is we’re showing more SKUs that are in — available in-store only on the site. We’ve also added a feature where you can check the inventory of those items online and determine if it’s in quantity in your home store that you designate as a shopper for us so big improvements there. We are pushing forward toward a shared inventory mix in the near future.

David Magee:	And once you have that capability I guess you’ll be able to sell clearance merchandise online perhaps more efficiently than maybe in the past.
Mike Madden:	That would be an opportunity for us. Yes.
David Magee:	Yeah.
Mike Madden:	A good.
David Magee:	Thank you, guys, and good luck this season.
Robert Alderson:	Thanks, David.
Operator:	Thank you. Our next question comes from the line of Jeff Black with Avondale Partners. Please go ahead.
Jeff Black:	Yeah. Congrats on a nice quarter, guys.
Robert Alderson:	Thanks, Jeff.
Jeff Black:
When you look at the gross margin — we’re just curious — what really drove the improvement? Was this better in-stocks in core from what you’ve been working on or was it better sell-throughs on some of the fashion product?

And looking at where we are on merchandise margin given your guidance, you know, how far is there to go there, you know, the next few years? And I guess in ’14 what do you see as the biggest opportunities on gross margin?
Thanks.

Robert Alderson:
Well let me start with the last and say that I don’t expect us to sequentially deliver 200 or 300 basis points over the next four or five quarters. But we do expect and are working toward reasonable incremental gains. And we think that is — has been driven in some respects by a better-executed core item strategy. And we mentioned or called out specifically the great performance of seasonal in the third and early fourth quarter which is typically higher-margin product and has limited quantity and there’s some sense of urgency involved with it.

So those are all positive things. But I think you also have to look across the board at your core merchandise offering. And, you know, with the possible exception of a little bit of dip that we’ve had in framed art in the last couple of quarters the rest of the merchandise mix has performed very well. And I think controlled inventories, very controlled promotions that are very focused and provide a very nice offering to the customer as well as moving some things that we need to move along with that good product have contributed to an overall better mark — a better margin.

So I think it’s a very holistic effort on the merchandising side. And better information is certainly a part of it.

But you have to have the execution piece in the store. And I think we have gained a lot of traction with organizing our stores much better and to making them more plausible to be shopped by the customer and more focused. And we have a big visual effort that’s been going on now for the last year to coordinate merchandise, visual and execution in the stores.

So all that really has to work together to deliver the kind of sell-through that you want. And when you get the sell-through you get the margin.
Mike Madden:
And Jeff, just to add to that, historically speaking that part of your question, with our guidance this year I think that would still imply that we’re about 100 basis points short of where we had been about three years ago on the merchandise margin. So that would suggest still some improvement to go from there with better tools, you know, in-house today than we had. So we think there’s some upside to continue.

Jeff Black:	And then just a clarification, on the traffic did you guys — is it implied that the traffic is better in the test markets or the markets where you’re using the advertising test?
Mike Madden:
It is. We are measuring all metrics in those markets against the control group. And traffic is one of those metrics. And that would — that shows that we are ahead of the control group by a good margin on traffic.

Primarily, you know, we want to look at ultimately just the sales because conversion comes into play with some of the advertising, with the print. But traffic is up to answer your question. Yes.
Jeff Black:	Okay, fair enough. Good luck, guys.
Robert Alderson:	Thank you.
Operator:	Our next question comes from the line of Neely Tamminga with Piper Jaffray. Please go ahead.
Neely Tamminga:	Great. Good morning and congratulations, you guys, on a well-executed quarter.
Robert Alderson:	Thank you.
Neely Tamminga:	Robert, I echo David’s comments. This is — this can’t be our last call so you’re going to show up on the next call. It’s official.
Robert Alderson:	Thank you. You’re very kind.
Neely Tamminga:
All right. So here’s a variety of questions I have for you. On the shared inventory initiative, Mike, if you could talk us through some of the key metrics that we’re interested in that would be really helpful.

I mean it’s great that you guys are moving in that direction. Is this a First Half ’14 or a Second Half ’14 initiative? And will you go by category or kind of like site-wide? That’s the first part of my question.

And then secondly related to that if you could talk to maybe how much of the sales online have you identified as being held back because of stock outs so what really is kind of the topline drive by fulfilling some of these orders would be helpful. I think of situations like even your wall décor right now.

You know, you go to your new arrivals, you’re largely stocked out of wall décor, you know, on that landing page.
You know? How much of this has been kind of been holding actually your overall top line back is just a perspective we’d love to have.

And related too is your SKUs per store. So you’ve got SKUs in your stores. How much — how many of those SKUs are actually shown on your website and how many can you actually purchase on your website?
So I’ll just pause there and see if you could guide us a little bit on the shared initiative.
Mike Madden:	All right. We’ll do the best I can on those.
First of all the — what was the first part of your question again, shared initiative?
Neely Tamminga:	The timing.
Mike Madden:
Yes. We are — we’re working on that as we speak. The — this — we need some technology to be added to our, you know, order management type technology that we’re going to leverage to be able to get to that. That’s a next year project. It’s unclear as to in what phases that will roll out.

And you mentioned kind of starting with certain categories. That may very well be a direction we head down because that could get it in potentially sooner.
But it’s a next year initiative. I don’t want to say which quarter yet without, you know, we’re still working through the work plan on that project. But it’s a top priority in ecommerce next year.

Your — the stock outs component, I think that is really one of the things we’re trying to address in going to a shared inventory. I don’t think overall we have a terrible problem with stock outs. I think when we have an item that starts to sell really well, as we do throughout our business, you know, we have lead times and it’s -
sometimes it’s hard to fill those back in. So I think you see some of that online just like you see it in the stores. But if we’re able to leverage the store inventory to fulfill that order and allow the customer to get it however they want it, that’s going to reduce those stock outs quite a bit.

As far as the store SKUs that are available for sale online, we now have a — over 4,000 SKUs online because we’ve added about 1,300, as I mentioned earlier, that are only available in-store. So we are now showing a — almost a full assortment, I would say, online, both what’s being sold as web-exclusive items through the website and what is also being sold in the stores. So we have a good mix of that.

So we’re over 4,000 if you include the in-store portion. And we’ve added 1,300 of those to the site lately.

And another thing we’re doing next year just to bolt onto those few things that you did mention is to go to — in connection with this order management technology to go to some third parties and have drop-ship capability so we’re not having to fulfill the orders ourselves all the time.

Neely Tamminga:	Is that.
Robert Alderson:	I would also mention that I think we recognize the power of leveraging that store inventory for the web and as Mike said, top priority. But we’re also attacking it in different ways too.

I mean we’re going to try to — we’re testing some rapid response replenishment that might be available if we can make this work and work with our system. So we see the need and appreciate the urgency. And I promise you we’re on it.

Neely Tamminga:
Thank you, Robert and Mike for that. Just one more follow-up. Could you in theory launch buy online, pick up in stores since you’ve got the local store inventory already available as a bridge before you get to that? Or is that not — do you need that incremental tech for the order management in order to do it?

Robert Alderson:	I think to do it effectively we would need to install order management. I don’t think we’re at a point where we can say hey you can order it but pick it up in-store.

Now we do have in-store pickup of online items that are, you know, that represent an opportunity where you’re too bulky to ship or for some reason shipping’s not feasible. And we’re leveraging that opportunity really well. But on the other side of that I don’t think we can short-circuit that yet.

Mike Madden:	Neely, one important thing that, you know, in how we’re thinking about it is we’ve got feedback on our site. We’ve launched and you can see on the site where you can drop in your feedback.

And we’re going to react a lot to what the customer is really asking for. I mean one of the things, you know, they want to be able to decide how it’s delivered. They want to be able to pick up an item in the store to save on the shipping. They want to use different varieties of payment.

And we’re getting that feedback constantly. And we’re trying to pull that together into some initiatives that will facilitate a better experience for them.
Neely Tamminga:	Okay, great. And then just.
Woman:	(Unintelligible).
Neely Tamminga:
Two briefer questions. One would be: what have your trends — like how much are corporate sales relative to your total sales trends? And has that been an up-trending category? And is that something that you guys are thinking about possibly expanding? Does it make sense?

And then secondly is just a really financially sort of question. I don’t think you covered the (unintelligible)
specifically. But you obviously took an increase in bonus accrual for Q3 because trends are better relative to last year. Just wondering if you basically accounted for the trends continuing or what the guidance implies for
Q4 also in that bonus accrual or will we also see an additional bonus accrual in Q4 cause you kind of take the second half all in Q3? Thanks.

Mike Madden:	Yeah. On the bonus accrual, you know, the main reason for the callout is cause last year it was — there was not one. So we’ve got kind of a comparison issue that we’re calling out.
That would really flow — the accrual kind of flows in according to the sales contribution, the revenue contribution, by quarter. And that is in our — that’s embedded in our plan all the time.

And what we try to do is gauge the payout relative to the guidance that we give. So it should match up with sales in terms of contribution. And it’s always trying to keep pace with what the current guidance is or forecast is for the company.

And your other question.
Neely Tamminga:	And it.
Mike Madden:	About corporate sales.
Robert Alderson:	Are you talking about large quantity sales like to a retail chain.
Neely Tamminga:	Yeah, or like to an interior designer, you know, market.
Man:	Yeah.
Neely Tamminga:
Who obviously uses, you know, Kirkland’s as a resource. I’m just wondering if that’s been a source of potential upside for you guys of late too with the housing market kind of stabilizing and coming back. Thanks.

Mike Madden:	We think there’s some upside there. It’s a couple percent of sales. And, you know, we have people who — in a group that actively works that market.
But that’s been a little hard for us to gain really big traction in. And I don’t — honestly I don’t know what the future holds for that.

I think we’ll continue to offer the opportunity. And we — it’s probably Priority 6 or 7 in a list of things that we’re trying to do now because the web initiatives along with the improvements that we’re trying to do in our merchandising systems, I think all those things are so hugely important to the overall that we just haven’t gotten to that one as a big project yet.

Neely Tamminga:	No shortage of things in the job jar, that’s for sure. And that’s what I love about you guys.
All right. So thanks so much and best wishes for holiday.
Robert Alderson:	Thanks. You too.
Operator:	As a final reminder, push 1 4 to ask a question.
Our next question comes from the line of Joan Storms with Wedbush Securities. Please go ahead.
Joan Storms:	Hi. Good morning, everyone. Congratulations on a great quarter.
Robert Alderson:	Thank you.
Joan Storms:
Okay. Mike, if you could just quickly go over sort of the modules that you, you know, since you implemented the merchandising, the foundation system last year, what have you turned on, modulized year to date? What’s left for this year and what comes sort of the beginning of 2015? And then with that what kind of like, you know, potentially the — what sort of tools does that bring to the buying team?

Mike Madden:
Okay. Yes. Last year we implemented the foundation of the Oracle system in the third quarter. And this year was all what we call internally our Phase 2 which was really addressing the plan — the merchandise planning side of the capabilities of the overall suite of products in Oracle.

That included merchandise financial planning which is now in place. And we are starting to work with that and started that in the third quarter.
Joan Storms:	Okay.
Mike Madden:
We had previously gone live with a new allocation module and a new replenishment module. So kind of connecting that with the core strategy that we’ve been talking about in merchandising, you can imagine, you know, you’ve got now core items that, you know, are being set up as a replenishable in the system using the new technology so allocation, replenishment, financial planning in place, location planning in place.

What we have yet to implement and are working on that for the balance of the year is assortment planning and item planning which is really the beginning part of the feed up through the entire plan. So that’s really going to give the buyers and the planners that clear path from — to build a bottoms up plan to meet the financial plan targets for the company.

There’s a lot of benefit in the things we’ve already rolled in because a lot of what we did in those areas of merchandise planning were very manual and arduous. But we are happy to say we’re going to be going into next year with all those tools in place so as we plan our seasons we’re going to be much better equipped to do so.

Joan Storms:
Okay, excellent. And I apologize if this was already asked. I had to step out for one second. On the whole traffic issue, so that — you had mentioned that, in the beginning of the call, the transactions were slightly positive and so — and that historically, you know, the conversion was (unintelligible) then traffic would follow.
So how are you thinking about traffic for the fourth quarter and heading into 2015?

Mike Madden:
Well we — I think you summed it up pretty well. I mean that’s what we’ve said that, you know, we were probably -
we were happy to see for the first part of the year the ticket be up and be consistently up. The margin to go along with that had been a positive for us particularly in Q2 and Q3 and then the conversion rate being positive.
And those indicators typically lead to better foot traffic down the road.

We were pleased to see the decline in traffic go down. We were showing 6% to 7% declines in the first half. And we just reported a 3% decline in the third quarter.
And I would say it’s fair to say that traffic got better as the quarter progressed. So we entered the fourth quarter with a little bit better trend. So hopefully that continues.

And I don’t know if I’d say what ‘15’s going to look like. But, you know, if we keep performing on those other metrics I would feel good about it absent some macro effect that I can’t know what it is yet so.

Joan Storms:	Okay great. Thank you very much.
Operator:	Our next question comes from the line of (Anthony Lesposinski) with (unintelligible). Please go ahead.

(Anthony Lesposinski): Yes. Good morning. Thanks for taking the questions. And Robert, hope you stick around for a little bit more.

Robert Alderson: Thanks.

(Anthony Lesposinski): Just the first — firstly on — just on ecommerce, so more and more online retailers are doing free shipping promotions or discounting shipping promotions. You have a goal to eventually expand that business to 10% of your overall sales. So will you need to do more of that in order to get there? Just wanted to get better clarity as to how you’re thinking about free shipping.

Mike Madden:
Well first of all over 40% of our orders is pick-up in store so that is free shipping for the customer. And they look at it that way. They enjoy that. They like to go to the stores too. So we get the benefit of them coming in to pick it up and not have to pay shipping for it cause it’s riding along the truck with
everything else. So that’s a big point.

And then on the promotion side we do run free shipping
promotions from time to time. But as we see what promotions
really are effective online you’d be surprised that, you know, when we run other style promotions, other, you know, category focuses or, you know, flash sales and things like that we
actually get a better response.

(Anthony Lesposinski): Okay. That’s helpful. And I think you mentioned at some point that you would look to do some third-party fulfillment. Would that be a lower margin business?

Mike Madden: Well yes it would be. I mean it’d be a different model. And, you know, it — because we wouldn’t be holding the inventory it would be structured, you know, much differently so it’d be lower margin but it’d be no expense to us. So we — it’s just a matter of how that works out with the vendors.

(Anthony Lesposinski): Got it. Okay. Just looking at the guidance for the fourth quarter, you expect (unintelligible) sales to be up 1% to 2%. You know, the third quarter you did 4.9%.

So is that just because the third quarter comparison was easier? Or was there anything else going on in terms of how you set about the guidance?

Mike Madden:	Well the one to two is a full year.
(Anthony Lesposinski):Yeah. You’re right. It’s two to four. I’m sorry.
Mike Madden:
So it’s two to four. And, you know, I
think it’s just our reflection of what we
have in our plan, in our forecast and
what we were seeing coming into the
quarter and, you know, our review of the
calendar and how that’s going to flow.
And that’s where we ended up.

So I don’t see it as any kind of comparison issue or anything like that. The third quarter actually on paper was an easier comparison based on last year’s down five.

(Anthony Lesposinski): Understand. Okay. And then lastly, you know, it sounds like you will be pursuing the branding initiatives going forward. It is leading to incrementally higher sales, better margin for you.

So, you know, with that in mind — so as you look to, you know, continue with your branding initiatives and keeping in mind maybe perhaps other costs as well for next year, what kind of same store sales gain would you need in order to leverage your operating expenses?

Mike Madden:
Yeah. I would continue to say, you know, in the three
to four range. It’s hard to — like we called out
today it’s one quarter so it’s a little more
difficult, you know, to apply that to a full year
because if you looked at other quarters you see
different results.

But, you know, in the one we just gave we — if you
excluded the marketing investment, if you kind of
carved out the incentive year-over-year comparison
issue we did leverage the rest of the SG&A by about
90 basis points. And, you know, with some more growth
next year I think that would maybe help us to
leverage those expended over all even better.

But there will be the investment in marketing. And we will continue to push forward with that, you know, slowly as Robert mentioned and smartly.
And we’ll, you know, we’ll talk about the impact on the SG&A. But I think in general I would say about three.
(Anthony Lesposinski):Okay. Thanks very much.
Operator:	Thank you. And our final question comes from the line of (David Bemon) with (Bemon Capital). Please go ahead.
(David Bemon):	Hi guys.
Mike Madden:	Hi (David).

(David Bemon): I think I’ve got the perfect question to ask you being the very — the best one right at the end. There was a study recently that showed that when a CEO leaves a company generally speaking he leaves at the top — when the stock’s at the top and the business is at the top because he works damn hard to make sure he’s leaving the business in, you know, in a good way and, you know, etcetera, etcetera.

So the question, Robert, is what do you think of that study? And how do you think Kirkland’s is going to do going forward without you?

And by the way, congratulations on an absolutely remarkable job. This company was almost out of business many years ago. And you’ve done one of the most incredible turns in retail history.

Robert Alderson:
Well thank you for all that. I think Kirkland’s is going to
do very well. I think the collaborative efforts of a lot of
good people over the last three or four years have been
aimed toward putting a great foundation and putting a lot of capability in the hands of some very capable people so that
we could compete efficiently and productively in this
sector. And I think that’s where we are.

And I don’t know about everybody leaving at the top. I hope
that as I continue to see what happens with Kirkland’s that
this is the beginning rather than the peak of something. And
I think that it can be and will be. And I have confidence
that our board will make the transition handoff work really
well this time.

It hasn’t in the past. But that doesn’t mean we won’t have a good one this time.
So, you know, I look forward to the future. And I think everyone’s poised and prepared for that.
And with that said, (David), thank you always for provocative questions. It’s always a pleasure to get your questions.

(David Bemon): Well, you know, we had to end it off on a very positive note. I think it is terrific. Well done. Absolutely well done.

And, you know, you’ve done a great job. And let’s hope that the next guys can carry on doing what you did.

Robert Alderson:	Thanks, man. Hope we see you soon.
Operator:	Thank you. Mr. Alderson, you now may proceed with the conference.
Robert Alderson:	Okay. Thank you. We will — are we offline?
Man:	No.
Robert Alderson:	No? Okay. Well thanks for the — for your time today and for your interest in Kirkland’s as we previously said. And we’ll speak to you in March about what happens in the fourth quarter.
So thanks again. Have a great holiday.
Operator:	Ladies and Gentlemen, that does conclude the conference call for today. We thank you for your participation and please ask that you disconnect your lines.

END